UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 30, 2014

CLEAN ENVIRO TECH CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-24459	90-0314205
(State or other	(Commission File	IRS Employer
jurisdiction of	Number)	Identification No.
incorporation)

420 N. Nellis Blvd.
Suite A3-146
Las Vegas, NV	89110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(702) 425-4289

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Certain Officers

On May 30, 2014, Gordon F. Lee was appointed Chief Executive Officer of the registrant to serve until the registrant’s next annual meeting.

EXPERIENCE: Over 30 years of operating and directing numerous Public entities in both the US and Canada; focusing on: Petroleum production, Mineral Mining, Hi Tech Platforms, Film Production, Banking and Financial Services. All this was accomplished as an entrepreneur, Corporate Investment Advisor and Personal Investor-CEO, Founder, and President.

Mr. Lee received a bachelor of art degree in English and Math from the University of Guelph in 1973. From 1981-1983, Mr. Lee pursued an LLB in pre law and securities from the University of Toronto.

1974 to 1981: Micron Mining Company of Beverly Hills, Ca. CEO, President, and controlling shareholder of over 100k acres in Southern Nevada Placer Mining.

1984 thru 1988: MMC $1B + Market Cap PGM Metal Refinery 1989 to 1990, High Tech Metals: HTM $1B + Market Cap. VOD and Video Streaming 1990 to 2000. USAV $1B + Market Cap (first ever, “VOD” patent approved August 10, 1991). Broadband technologies and storage. Star Tek Corp and American IDC.,

1999 – 2003: 200 or 50% of the Barter Card Company's in the USA, of which involved building of a mutual platform for use of the VISA DEBIT CARDS for barter transactions, but was to clumsy; at the time Bentley Communications, BNTLY Market Cap $300 + million. SMART SMS texting 2002 – 2009 which was first company to incorporate a platform for multiple cell phone company's to provide text messaging contests in all major networks. SMTS Market Cap of $500mm + CEO and Founder. First Mobile Banking platform for visa and master card called RBA WEST COAST BANK, Co Founder, COB, Financial Funder, and Director. Was controlled by SMARTSMS CORP., Market Cap $200mm + filed and was approved for first seven (7) Patents for Mobile Banking in USA. Medical Marijuana Investor, founder Beverly Hills MM Company 2008 – 2010 of which was in the early “dispensary and grow” days. (Total Financial Failure)

2011-CARBON ENERGY HOLDINGS, INC. & CARBON ENERGY RESERVE, CEO, President, Director, Financial Director & Business Manager. Privately owned 8,000 acre Coal Property in Southern Montana. Planned to rebuild mine and ship hi grade steam coal to China via SPE. EPA new regulations and Worldwide economic slowdown which destroyed coal mining opportunities everywhere.

STANDARD CLEAN COAL CORPORATION/ HUMAXX: 2013 CEO, PRESIDENT, DIRECTOR. Humaxx is a bio tech process for coal seams to convert them to bio fuels or clean water; including EPA compliant coal for US Power Plants to bring them into compliance by December 31, 2016. They must start replacing the old scrubber systems now with new Scrubber Systems like the Humaxx Auto Scrubber that creates a zero carbon footprint. We currently have a number of contracts on the drawing board. Also, in 2012 headed up a Gold Mining Development Project in Arizona, but put on hold due to drop of gold prices. 2013 starts new company called BITCOINBH and BITGOLDBH, but low prices force another slowdown.

2014: Marijuana becomes legal for both medical and recreational use. First state to decriminalize is Colorado; followed by Washington, and by February Nevada and DC followed by Maryland all approve MRMJ, and soon California and Arizona too. The THC RED APPLE GROUP headed up in Colorado, start serious production cash flow, banking and insurance for these dispensaries along with Cannabis Factories to create new major opportunities in the financial sector.

From 2002-2009, Mr. Lee was the founder and Chief Executive Officer of SMART SMS, a company engaged in incorporating a platform for multiple cell phone companies to provide text messaging contests in all major networks. From 2008-2010, Mr. Lee was the founder and principal of Beverly Hills MM Company, an entity engaged in the medical marijuana dispensary and grow industry. Since 2011, Mr. Lee has been an officer and director of Carbon Energy Holdings, Inc. and Carbon Energy Reserve, entities engaged in the coal industry. Since 2013, Mr. Lee has been an officer and director of Standard Clean Coal Corporation/Humaxx, an entity engaged in the bio tech process for the conversion of coal seams into bio fuels or clean water. Since March 26, 2014, Mr. Lee has been the sole officer and director of Red Apple Pharms Corp. (“RAPCO”), an entity engaged as an ISP and that provides support services to companies in the medical marijuana industry.

There are no arrangements or understandings between Mr. Lee and any other persons pursuant to which Mr. Lee was appointed as an officer or a director of the registrant. Mr. Lee does not have a direct or indirect material interest in any currently proposed transaction in which the registrant is to be a participant and the amount involved exceeds $120,000.

Item 8.01 Other Events

On May 30, 2014, the registrant entered into a letter of intent pursuant to which it will acquire all of the issued and outstanding common shares of Red Apple Pharms Corp. (RAPCO) for 80,000,000 common shares of the registrant, subject to shareholders approval and a due diligence period of 60 days with closing on or before July 30, 2014. RAPCO currently operates an ISP for cannabis news, law changes, both state and federal strains and television productions through Cannabis planet TV. Additionally, RAPCO provides support services relating to banking, debit cards, insurance and licensing requirements of operating Colorado cannabis groups and dispensaries. Gordon F. Lee is an officer, director and majority shareholder of RAPCO. Also Subject to shareholder approval the Company will file to increase the authorized to 110,000,000 shares on or before closing.

Clean Enviro Tech Corp will compensate Gordon F. Lee $20,000 per month in advance.

The company has agreed with creditors owed approximately $400,000 to satisfy this debt by issuing shares at $0.05 per share

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Enviro Tech Corp.

/s/ Liudmila Voinarovska

Liudmila Voinarovska

President

Date:  May 30, 2014